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Corporate Governance at Goldman Sachs

The Goldman Sachs Group, Inc.

April 2011

Cautionary Note on Forward-Looking Statements

This presentation may include forward-looking statements. These statements represent the firm’s belief regarding future events that, by their nature, are uncertain and outside of the firm’s control. The firm’s actual results and financial condition may differ, possibly materially, from what is indicated in those forward-looking statements.

For a discussion of some of the risks and factors that could affect the firm’s future results, please see the description of “Risk Factors” in our annual report on Form 10-K for our fiscal year ended December 2010. You should also read the information on the calculation of non-GAAP financial measures that is posted on the Investors portion of our website: www.gs.com.

The statements in this presentation are current only as of their respective dates.

I.    Governance at Goldman Sachs

Governance at Goldman Sachs	4

The History of Our Culture Our Governance Foundation

Governance at Goldman Sachs	5

Our Culture Today

Long-Term Orientation

■       Our focus is the long-term prosperity of our clients, shareholders, employees and the communities we serve

■       Our long-term orientation is supported by our compensation policies and promotion processes

■       A significant portion of restricted stock units (“RSUs”) granted to Named Executive Officers (“NEOs”) are subject to extended transfer restrictions for 5 years post-grant

Teamwork & Accountability

■       We have a flat organization built on mutual accountability and meritocracy

■       Our compensation policies, which reward firm performance first, followed by divisional and individual performance, support teamwork and group accountability

■       A significant portion of compensation for senior employees is in the form of equity with long-retention requirements

Risk Management

■       As a financial services company, serving our clients requires us to take risk

■       As a result, effective risk management is critical; this relies upon:

—     Group accountability, escalation and over-communication

—     Independence of our control functions

—     Discipline of mark to market accounting

—     Consistent investment in sophisticated risk management professionals, processes and systems

Commitment to Public Service

■       Many of the firm’s philanthropic efforts aim to extend economic growth and opportunity

■       As a people-driven organization, we have several programs supported by our dedicated employees, such as Community TeamWorks and GS Gives

Good governance, accountability and prudent risk management have been hallmarks of our culture since our foundation as a partnership

Governance at Goldman Sachs	6

Annual Return on Equity (“ROE”) Performance 1999 – 2010

Source: Company filings

Note: US peer average includes MS, JPM, BAC, C; ROE defined as net income available to common shareholders as a percentage of average common equity. GS ROE for 1999 and 2000 are pro forma as previously disclosed

[1]	Adjusted ROE of 13.1% excluding the impact of the UK bank payroll tax, SEC settlement and impairment of Designated Market Maker rights

Governance at Goldman Sachs	7

Quarterly ROE Performance: 3Q08 – 4Q10

Source: Public filings

Note: US peer average includes MS, JPM, BAC, C. ROE defined as net income available to common shareholders as a percentage of average common equity. GS and MS 3Q08 and 4Q08 ROE are based on quarterly filings for the fiscal year November 2008

Governance at Goldman Sachs	8

Growth in Book Value Per Share Compound Annual Growth Rates (“CAGRs”)

Source: Public filings

Note: For GS and MS, 2008 BVPS based on FY ended November 2008

Governance at Goldman Sachs	9

Indexed Share Price Performance GS IPO – December 31, 2010[1]

[1]	Market data from 5/3/99 through 12/31/10. GS return shown from IPO price of $53.00.

Governance at Goldman Sachs	10

Stock Price Performance: October 2008 – December 2010

Source: ThomsonONE

Note: US peer average includes MS, JPM, BAC, C

Governance at Goldman Sachs	11

II.    Our Board of Directors

Our Board of Directors	12

Goldman Sachs Board of Directors Overview

Independence & Oversight

■	8 of our 10 continuing directors are independent

■	Our active and empowered Presiding Director provides leadership and ensures strong oversight of the Board, which includes our Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”)

■	Our independent directors meet regularly in Executive Session

■	An in-depth annual evaluation of the CEO cements oversight and ensures an ongoing focus on accountability and measurable performance

■	The Board engages outside consultants who provide advice entirely independent of management

Experience & Qualifications

■	We seek directors who have a diverse mix of skill sets and experiences

■	In addition, directors who possess integrity, business judgment and commitment are particularly important for the effective operation of our Board

■	Average tenure of continuing directors is 7 years

Engagement & Depth of Access

■	All of our independent directors serve on all Board committees

—	Results in independent directors who are engaged as a group in the broad oversight of the entire firm, referred to as “all eyes on the substance”

■	Our independent directors meet with a variety of employees across our businesses and offices globally

—	Allows directors to gain deep insight into the firm’s operations and valuable perspective on the performance of senior management

■	The Board convenes as often as necessary, based on the needs of our business and the changing environment

—	Management also conducts informal information calls with directors

Our Board is independent, highly engaged and every director is accountable

Our Board of Directors	13

A.	Director Selection and Committee Structure

Director Selection and Committee Structure	14

Our Directors Selection Process

The Corporate Governance & Nominating Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration

■

The Committee conducts targeted efforts to identify and recruit individuals who have the qualifications to oversee the firm’s strategic plans, and uses all forms of recruitment, including external search firms

■	Diversity of race, gender, ethnicity, culture, nationality and geography are important considerations

■

As a global financial services firm, we serve our clients as a financial advisor, market-maker, lender, investor and asset manager; our directors collectively possess the following mix of skills and qualifications:

Directors’ Skills and Qualifications

Financial services	Risk management	Accounting

Corporate governance	Investment management	Credit evaluation

International experience	Business ethics	Government and public policy

Management	Leadership	Human capital management

Marketing	Operations	Technology

Philanthropy	Academia

We place the highest importance on recruiting and retaining the very best people at every level

Director Selection and Committee Structure	15

Board Accountability

Culture of Accountability

■	All independent directors sit on every Board committee, fostering a high level of responsibility and accountability both individually and as a group

—	This results in independent directors who are engaged in broad oversight of the entire firm, referred to as “all eyes on the substance”

■	Our culture of collaboration and teamwork leads to a sense of ownership; the Board approaches committee composition in this manner

■	All independent directors have direct contact with senior managers who present to committees

Annual Board Review		Key Board Achievements
■ To evaluate the performance of the Board itself, all independent directors respond at length to detailed questions about many issues, including:

■      The following were key achievements of the Board in 2010:

—     Oversight of management’s execution of the firm’s business strategy, and subsequent relative outperformance

—     Voluntarily provided shareholders with an advisory vote on executive compensation

—     Oversight of the Business Standards Committee

—     Recommended shareholders have the right to call Special Meetings, which was approved by shareholders at our 2010 Annual Meeting

—     In advance of regulatory requirements, created a separate Risk Committee consisting of all of our independent directors

— Effectiveness of their work as a Board and with management — Adequacy and effectiveness of our governance practices — Quality of their interactions with, and information received from, management	— Their satisfaction with their involvement in strategy discussions — Practices or topics that should receive more attention and discussion
■ These questions are reviewed and updated annually in order to gauge the most candid and relevant feedback possible
— The Chairman of the Corporate Governance and Nominating Committee leads this process, and the aggregated results are communicated to the full Board
— Independent directors’ comments and suggestions shape discussions around potential changes to our practices and procedures and future strategy topics

Director Selection and Committee Structure	16

Board Committees Purpose and Duties

■	Committee Chairs approve agendas and materials for all Committee meetings and each independent director has the authority to call an Executive Session

Corporate Governance and Nominating

■	Committee Chair: John H. Bryan

■	Takes a leadership role in shaping governance at Goldman Sachs

—	Develops and reviews corporate governance principles on an ongoing basis

■	Oversees recruitment of well-qualified directors to serve on our Board

—	Recommends individuals for board and committee election

■	Oversees the annual performance review of the CEO

■	Annually reviews and discusses succession plan for CEO and senior management

■	Conducts an annual performance review of the Board

Compensation

■	Committee Chair: James A. Johnson

■	Determines and approves the compensation of the CEO and other executive officers

■	Approves or makes recommendations to the Board to approve the firm’s incentive compensation and equity-based plans

■	Provides oversight for the development, implementation and effectiveness of the firm’s policies and strategies relating to our human capital management function, including:

—	Recruiting

—	Retention

—	Career development and progression

All independent directors serve on all Board committees, resulting in directors who are highly engaged and accountable

Director Selection and Committee Structure	17

Board Committees Purpose and Duties

■	Committee Chairs approve agendas and materials for all Committee meetings and each independent director has the authority to call an Executive Session

Risk

■	Committee Chair: Stephen Friedman

■	Assists the Board in its oversight of the management of financial and operational risks, including market, credit and liquidity risks

■	Reviews and discusses the effectiveness of the firm’s:

—	Capital plan, regulatory capital ratios and internal capital adequacy assessment process

—	Liquidity and funding policies, controls and plans

—	Market, credit, operational risk strategy and operational policies and controls

Audit

■	Committee Chair: James J. Schiro

■	Assists the Board in its oversight of:

—	The integrity of financial statements

—	Compliance with legal and regulatory requirements

—	The independent auditors’ qualifications, independence and performance

—	The performance of the firm’s internal audit function

—	The firm’s internal control over financial reporting

■	Decides whether to appoint, retain or terminate the firm’s independent auditors and to pre-approve their services

All independent directors serve on all Board committees, resulting in directors who are highly engaged and accountable

Director Selection and Committee Structure	18

B.	Board Oversight

Board Oversight	19

Management Role of the Presiding Director

The independence of our Board is further enhanced through the leadership provided by our Presiding Director

■	John Bryan plays an active role in reviewing Board and committee agendas and advising our CEO and Chairman

■

John presides over the Executive Sessions of our independent directors and is available to facilitate communication between them and management; John also presides over Board meetings in the absence of our Chairman

■	Recently, our Board adopted amendments to our Corporate Governance Guidelines to provide that the Board review its leadership structure at least annually and to enhance the process for this review

—	In conducting its annual review, our Board considers:

–	The effectiveness of the policies, practices and people in place to help ensure strong, independent Board oversight

–	Our performance and the effect that a particular leadership structure may have on our performance

–	The views of our shareholders

–	Legislative and regulatory developments, the practices at other global companies, trends in governance, and other information and data on the topic of board leadership structure as it considers appropriate

Criteria / Functions	Presiding Director
Independence	■ Independent
Appointment	■ Elected by independent directors
Presiding responsibility	■ Executive sessions of independent directors, and Board meetings when Chairman is not present
Authority to call meetings	■ Meetings of independent directors; Board meetings may be called by two directors
Agenda Setting and Timing of Meetings	■ Provides input to Chairman and CEO; reviews agendas and materials for Board meetings and agendas for all Committee meetings
Liaison	■ Between independent directors and senior management, including CEO; although all directors have access to senior management at all times ■ Between major shareholders and the firm

The Presiding Director role adds significant independence to our governance, while not diluting the accountability or responsibilities of the Chairman

Board Oversight	20

CEO Evaluation

CEO Review

■

The CEO’s performance is formally reviewed annually by the Corporate Governance and Nominating Committee and communicated to the Board and Compensation Committee; the review is considered when his compensation is determined

■

Our CEO is evaluated via a “360 degree” review process, which includes extensive narrative feedback from a wide range of colleagues; the Committee receives a briefing on the results of the CEO’s review from the Head of our Human Capital Management Division; they then discuss the CEO’s performance in Executive Session before communicating the feedback and discussing the results with the CEO

■	In addition, independent directors continually assess the CEO’s performance based on their own interactions with him

GS ROE vs. Peer Average ROE1

2010 CEO Performance Review

In reviewing Lloyd’s performance, the Committee discussed and considered the following:

■	Strength of the firm’s 2010 financial performance, particularly relative to that of our core competitors

—	Net earnings of $8.4 billion

—	An adjusted ROE of 13.1%[2] for the year (unadjusted ROE of 11.5% vs. peer average of 5.9%)

—	Increase in book value per common share by 9.6% to $128.72

■	Lloyd’s ability to provide leadership and guidance to the other members of our senior management team during extremely challenging times for our industry

■	Frequency and quality of Lloyd’s communication with directors on market and industry-wide developments that affected Goldman Sachs and its performance

Our consensus-driven culture ensures accountability throughout the firm and is crucial to our annual performance evaluation process

[1]	Peers include MS, JPM, BAC, C
[2]

Adjusted ROE calculation based on reported 2010 Net Income and average common equity over the period. Net Income adjusted for UK bank payroll tax, SEC settlement and impairment of Designated Market Maker rights

Board Oversight	21

Succession Planning

Principles

■	We are in a client service business and rely on our people for our competitive advantage; succession planning is therefore a priority for the Board of Directors

■	The Corporate Governance and Nominating Committee reviews the firm’s comprehensive long-term and emergency succession plan with the CEO at least annually

■	Given the firm’s client-focused culture and long history of developing leaders, our goal is to always be in a position to appoint our most senior executives from within the firm

Practices

■	Independent directors meet with and get to know a wide range of our senior leaders at Board meetings, one-on-one meetings, small group events, and visits to our regional offices

—	Individuals who are identified as having potential for senior executive positions are evaluated by the Committee, in part utilizing the results of our “360 degree” feedback process, and their careers are monitored to ensure that over time they have appropriate exposure both to our Board and to our diverse businesses globally

■

The Goldman Sachs culture of teamwork and collegiality ensures that all of our senior leaders are connected and understand the firm’s strategy and priorities, resulting in effective and relatively seamless management transitions in times of change

■	We have a history of successful leadership transitions

—	For example, only 3 days after the announcement that Henry Paulson would accept his nomination to Secretary of Treasury, the firm announced that Lloyd Blankfein would succeed Paulson as our Chairman and CEO

We are in a people-driven business, and place the highest importance on recruiting and retaining the very best people at every level

Board Oversight	22

Strategy

■	Our Board of Directors is highly engaged in overseeing the firm’s strategy through presentations and discussions throughout the year and an annual multi-day meeting focused primarily on strategy

■	Senior management views the input of independent directors and the candid dialogue as invaluable

Regular Board Discussions

■	In-person Board meetings typically include a presentation and discussion on a specific business or strategic initiative

■	Upcoming topics are reviewed with directors regularly to ensure relevance

■	Typical presentations focus on a strategy within a particular business or geographic location, given by the leaders of these efforts

■	In addition to engaging directors in the firm’s strategic priorities, these discussions allow independent directors to meet with and hear from a wide range of senior leaders

Annual Deep-Dives

■	Each year the Board holds a multi-day meeting focused primarily on strategy – in most years this meeting has been held in a location outside of New York

■	These sessions enable directors to understand the firm’s international strategy and opportunities and to spend time with regional management, staff and clients

Current Strategic Priorities

International Expansion

■	The Board discussed the firm’s Strategy for Growth Markets in June 2010

■	Multi-day Board meetings have been held in recent years in China (2006), the Middle East (2007), Russia (2008) and Brazil (2009)

Investment Management Business

■	The Board discussed the strategy for the Investment Management Division in June 2010

Our Board is highly engaged and keenly focused on oversight of the firm’s strategy

Board Oversight	23

Business Standards Committee

■	In the wake of the financial crisis, questions have been raised about the financial services sector and suitability of the activities in which financial companies engage

Business Standards Committee

■	At our 2010 Annual Meeting of Shareholders we announced the creation of the Business Standards Committee (“BSC”)

■	At its core, the BSC was a commitment to our stakeholders to rigorously self-reflect on our business and find ways to improve upon the transparency of our activities

■

Led by Jerry Corrigan, Chairman of Goldman Sachs Bank USA, and Mike Evans, a Vice-Chairman of Goldman Sachs and Global Head of Growth Markets, the BSC was charged with reviewing our business standards and making recommendations to senior management and the Board to reinforce our firm’s client focus and ensure that the firm’s business standards and practices are of the highest quality

■	Specific areas of focus were:

—	Client relationships and responsibilities

—	Structured products

—	Committee governance
—	Conflicts of interest

—	Transparency and disclosure

—	Training and professional development

■	About 130 partners and managing directors across every division and region participated; hundreds of working and subgroup meetings were held

Board Oversight

■	In June 2010, the Board formed a subcommittee of independent directors, chaired by Bill George, to oversee the work of the BSC

—	Members of the subcommittee were James Schiro, Lois Juliber and Lee Scott

—	13 meetings of the subcommittee were held

■	The Board subcommittee met with Mike Evans, Jerry Corrigan and others who were engaged in the work of the Committee 1-2 times each month

■	The BSC’s final report was approved by the Board of Directors at their meeting in December 2010, and then was made public in January 2011

Board Oversight	24

Business Standards Committee Key Recommendations

■	Strengthening client relationships

—	Our clients’ confidence and trust in our firm and our people are critical to our success

■	Strengthening reputational excellence

—	We have one reputation and need to ensure that our reputational focus is as consistent and pervasive as our commitment to commercial success

■	Strengthening committee governance

—	The firm’s internal committee governance structure is vital to enhancing reputational risk management, business practices and client service, and committees serve as a vital control function

■	Enhancing transparency of communication and disclosure

—	Important that our disclosures should both remain comparable to peers and not competitively disadvantage the firm

—	Reorganized business segment disclosure

■	Strengthening training and professional development

—	Works in conjunction with the firm’s strong culture of collaboration, leadership and accountability

—	As part of the firm’s annual employee review, an increased emphasis will be placed on evaluation criteria relating to risk management, reputational judgment and compliance

As a firm, we believe our clients, business partners, and investors should expect the highest standards of integrity, excellence, and client focus in all that we do

Board Oversight	25

Compensation

Independent Oversight

■      Our Compensation Committee approves the firm’s compensation structure, including amounts paid in cash versus equity and all equity terms (e.g. vesting, delivery, transfer restrictions and recapture criteria)

—     The Committee approves compensation for our CEO and other executive officers and certain other senior employees on a name-by-name basis

—     The Committee approves total discretionary compensation including how discretionary compensation is allocated for the approximately 470 partners or most senior employees of the firm

—     The Committee also reviews divisional summaries for remaining employees

■      Shareholders’ Advisory Vote on Executive Compensation

—     In order to ensure that our compensation practices are aligned with the interests of our shareholders, in 2010 we adopted an advisory vote on executive compensation

—     The resolution received 96.4% of votes cast in support

On-Going Review of Compensation Programs

■      Management (including the firm’s Chief Risk Officer) and the Compensation Committee regularly review our compensation programs to assess whether they meet our objectives and are appropriate for the current environment and consistent with the safety and soundness of the firm

■      Our Compensation Committee also retains an independent consultant, who provides services solely to the Committee and not to our firm, to assist it in its review of our compensation programs

Publicly Disclosed Compensation Principles

■      The Goldman Sachs Compensation Principles reflect the general principles that guide our Compensation Committee’s review of employee compensation

—     By providing a sizeable portion of discretionary compensation to senior employees in equity-based awards that are restricted over an extended period of time and subject to “clawback,” GS encourages a long-term, firmwide approach to performance

—     By tying compensation to performance, GS incentivizes employees to create long-term value for our shareholders

We align our senior employees and Board with shareholders by paying a significant portion of their compensation in equity

Board Oversight	26

Risk Management

Culture

■	Our partnership culture influences our approach to risk management: directors and senior managers are long-term owners

■	A significant portion of compensation for senior employees is in the form of equity with long retention requirements to ensure that they too have skin in the game

■	Risk is therefore assessed from the standpoint of long-term owners, across the firm

Focus

■	Market risk – Potential loss from changes in market prices (Metrics include VaR, Jump to Default, credit spread widening, etc.)

■	Credit risk – Risk related to failure of counterparties to fulfill financial and contractual obligations (Counterparty default/spread widening)

■	Operational risk – Risk from operational and client losses (Unauthorized trades, Mismarking books, Improper trade booking, Errors, Client suitability)

Our consensus-driven culture ensures accountability throughout the firm

Board Oversight	27

Our Risk Management Philosophy Key Tenets of Risk Management

■	Senior management’s awareness of the nature and amount of risk incurred

■	Independence of process

■	Fair value accounting is our lifeblood

■	Minimize losses and manage risk through:

—	Active management

—	Risk mitigation, where possible using collateral

—	Diversification

—	Return hurdles matched to underlying risks

■	Overall risk tolerance established by assessment of opportunity relative to potential loss

—	Right-sizing potential losses to earnings power and capital position

—	Qualitative and quantitative analysis, but not a specific formulaic link

■	Variety of approaches used to monitor risk exposures

Board Oversight	28

Appendix A: Governance at Goldman Sachs – Key Facts

Governance at Goldman Sachs – Key Facts	29

Governance at Goldman Sachs Key Facts

Corporate Profile

■	Founded in 1869 and became a public company in 1999

■	Provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals

■	Headquartered in New York with offices in all major financial centers around the world

■	35,700 employees[1]

■	Market cap of $91 billion[2]

■	Single class share structure

■	Total commitments to charitable and small business initiatives in excess of $1 billion; including $320 million to our donor-advised fund, GS Gives, during 2010

Performance[3]	Compensation & Risk Management
■ In 2010, GS generated an unadjusted ROE of 11.5%[4], compared to a peer average of 8.4%[3] and has consistently outperformed peers over time

■      No employment contract with any NEO that provides for severance or “golden parachute” payments

■      Robust clawback provisions and transfer restrictions

■      Glass Lewis applauded link between pay and performance for fiscal 2009 compensation[5]

■      Culture of rigorous risk management supported by robust analysis

[1]	Includes employees, consultants and temporary staff as of December 31, 2010
[2]	Per Bloomberg as of December 31, 2010
[3]	Peers include MS, BAC, C, JPM, DB, CS, BSC (Barclays), UBS
[4]	Adjusted ROE of 13.1% excluding the impact of the UK bank payroll tax, SEC settlement and impairment of Designated Market Maker rights
[5]	Glass Lewis’ “Pay Dirt 2010” publication

Governance at Goldman Sachs – Key Facts	30

Governance at Goldman Sachs Key Facts

Board Highlights

■	100% independent Board committees

■	Independent Presiding Director reviews and approves Board meeting agendas and materials, and is available for direct communication with shareholders

■	Independent directors regularly meet in executive sessions

■	Board reviews leadership structure at least annually and has flexibility to change structure at any time

■	Directors paid in RSUs with requirement to hold throughout their tenure; no cash compensation

■	Average Board tenure for continuing directors of 7 years

■	25% of shareholders can call a special meeting

■	No poison pill

■	Majority voting policy for election of directors

■	Director attendance averaged 98.5% in 2010 for Board and committee meetings

2010 Voting Highlights1

■	Voluntary adoption of advisory vote on executive compensation in 2010; resolution received support of 96.4% of votes

■	Directors each re-elected to the Board with over 95% of shareholders’ support

■	Chairman and CEO Lloyd Blankfein re-elected with 98.7% of shareholders’ support

■	80.9% of shareholders voted against a shareholder proposal to separate the roles of Chairman and CEO

■	94.5% of shareholders voted against a shareholder proposal to report to shareholders on pay disparity

[1]	Results for each resolution are based on votes cast and are available on www.gs.com

Governance at Goldman Sachs – Key Facts	31

Appendix B:  Business Principles

Business Principles	32

Our Business Principles

1.	Our clients’ interests always come first.

Our experience shows that if we serve our clients well, our own success will follow.

2.	Our assets are our people, capital and reputation.

If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3.	Our goal is to provide superior returns to our shareholders.

Profitability is critical to achieving superior returns, building our capital, and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4.	We take great pride in the professional quality of our work.

We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5.	We stress creativity and imagination in everything we do.

While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6.	We make an unusual effort to identify and recruit the very best person for every job.

Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7.	We offer our people the opportunity to move ahead more rapidly than is possible at most other places.

Advancement depends on merit and we have yet to find the limits to the responsibility our best people are able to assume. For us to be successful, our men and women must reflect the diversity of the communities and cultures in which we operate. That means we must attract, retain and motivate people from many backgrounds and perspectives. Being diverse is not optional; it is what we must be.

8.	We stress teamwork in everything we do.

While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the firm and its clients.

9.	The dedication of our people to the firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10.	We consider our size an asset that we try hard to preserve.

We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11.	We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs.

We know that the world of finance will not stand still and that complacency can lead to extinction.

12.	We regularly receive confidential information as part of our normal client relationships.

To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13.	Our business is highly competitive, and we aggressively seek to expand our client relationships.

However, we must always be fair competitors and must never denigrate other firms.

14.	Integrity and honesty are at the heart of our business.

We expect our people to maintain high ethical standards in everything they do, both in their work for the firm and in their personal lives.

Business Principles	33

Appendix C: Commitment to Public Service

Commitment to Public Service	34

A History of Commitment to Public Service Key Milestones

Commitment to Public Service	35

A History of Commitment to Public Service Key Milestones

Community TeamWorks was founded to offer innovative volunteering opportunities worldwide. In 2010, over 25,300 Goldman Sachs people joined with family and friends to contribute over 148,800 hours to the communities where we work and live	Since 2006, we have invested approximately $3 billion in clean energy and raised more than $10 billion for our clean energy clients around the world

The Goldman Sachs Foundation was funded with an initial $200 million donation from Goldman Sachs, with the mission to promote excellence and innovation in education worldwide. In 2009, a year of record profits, Goldman Sachs funded an additional $310 million	Goldman Sachs Gives is a donor-advised fund through which partners of the firm may recommend grants to certain qualified charitable organizations. In 2009, Goldman Sachs contributed $500 million to Goldman Sachs Gives and an additional $320 million in 2010

Goldman Sachs launched the Global Markets Institute with the mission to provide research and high-level advisory services to policymakers, regulators and investors around the world	In March 2008, 10,000 Women was founded as a five-year, global initiative to help grow local economies and bring about greater shared prosperity and social change by providing 10,000 underserved women with a business and management education

Goldman Sachs and the Wildlife Conservation Society announced an unprecedented partnership to protect Tierra del Fuego by working with Chilean conservationists and other partners to establish the reserve, develop a sustainable use plan and preserve the region’s unique ecological characteristics	In the development of 200 West Street, Goldman Sachs awarded over $300 million in contracts to minority and women-owned businesses, the largest amount ever in the history of New York State’s Minority and Women-Owned Business Enterprise program

Goldman Sachs launched the Public Service Program in 2004, a global initiative affording Goldman Sachs’ top performers a unique opportunity to serve the public and develop leadership skills in an entirely new environment	In November 2009, Goldman Sachs launched 10,000 Small Businesses, a $500 million initiative that aims to unlock the growth and job-creation potential of 10,000 small businesses across the United States through greater access to business education, mentors, and financial capital

Goldman Sachs established its Environmental Policy Framework to articulate the belief that a healthy environment is necessary for the well-being of society, our people and our business	In 2010, Goldman Sachs Gives distributed over $210mm across four strategic areas: increasing educational opportunities, building and stabilizing communities, honoring service and veterans, and creating jobs and economic growth

Commitment to Public Service	36

Commitment to Public Service Today

■

Goldman Sachs has made total commitments to charitable and small business initiatives in excess of $1 billion, building on the firm’s long-standing tradition of service and philanthropy. Highlighted below are some of our key initiatives:

■ $100 million, five-year campaign to foster greater shared economic growth by providing 10,000 underserved women around the world with a business and management education
■ The program is founded on research conducted by Goldman Sachs, the World Bank, and others which suggests this kind of investment can have a significant impact on GDP growth
■ Program operates in 22 countries through a network of over 70 academic and non-profit partners

■      Research also suggests that investing in women can have a significant multiplier effect that leads not only to increased revenues and more employees for businesses, but also healthier, better-educated families, and ultimately more prosperous communities

■ Over 700 Goldman Sachs people have donated time and expertise through mentoring, participation on selection committees and involvement in networking events
■ As of the end of 2010, over 3,000 women have participated in the program

■ $500 million, five-year effort providing underserved small business owners in the United States with access to capital, business education, and mentors

■      Based on the broadly-held view of leading experts that small businesses are a leading source of job creation in the US, and that a combination of education, capital and support services best addresses the barriers to growth for small businesses

■      Leaders in small business, economic development and education serve on an Advisory Council co-chaired by Lloyd Blankfein, Berkshire Hathaway Chairman and CEO Warren Buffett, and Dr. Michael Porter of the Initiative for a Competitive Inner City and Harvard Business School

■ Operates through a national network of partnerships between leading community colleges, universities, community development financial institutions, and national and local business organizations
■ Over 150 Goldman Sachs people volunteer to serve as mentors and participate as advisors in business and legal clinics
■ As of the end of 2010, 150 small businesses have benefitted across New York, Los Angeles, Long Beach and New Orleans
■ To date, four Community Development Financial Institutions (“CDFI”) partners have approved and/or closed over 50 loans valued at over $9mm

Commitment to Public Service	37

Commitment to Public Service Today

■     Community TeamWorks is the firm’s signature volunteer program that allows people one day away from work annually to volunteer on a team-based project with a nonprofit organization

■     Since 1997, it has offered innovative volunteering opportunities – including working with the elderly, building homes, mentoring youth, and preserving the environment – that make a tangible difference in the communities where we live and work

■     Currently partners with 900 nonprofit organizations through 45 offices worldwide

■     Over 230,000 Goldman Sachs people, alumni, family and friends have served as volunteers since the program’s founding

■     Goldman Sachs Gives, established in 2007, is a donor-advised fund available to partners and former partners of the firm

—     In 2010, we made a $320 million charitable contribution to Goldman Sachs Gives; compensation was reduced to fund this charitable initiative

—     The program focuses on underserved communities, and grants were directed to one of four thematic pillars:

–    Building & Stabilizing Communities

–    Increasing Educational Opportunities

–    Creating Jobs & Economic Growth

–    Honoring Service & Veterans

■     The firm’s partners may provide recommendations for not-for-profit organizations that may receive donations; their recommendations help to ensure that we invest in a diverse group of charities that improve the lives of people in communities where we work and live

■     In 2010, over $210mm was distributed across the four pillars, above, including over $40mm in support of need-based financial aid, scholarships, and other educational programs

■     Goldman Sachs Gives has committed $20mm to the Harlem Children’s Zone and a further $20mm to support wounded servicemen and military families

Commitment to Public Service	38

Appendix D: Director Biographies

Director Biographies	39

Our Directors Qualifications and Experience: Executive Directors

Lloyd C. Blankfein, Chairman and Chief Executive Officer

Director Since: April 2003 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None
Career Highlights
■	Goldman Sachs
	—	Chairman and Chief Executive Officer (June 2006 – Present)
	—	President and Chief Operating Officer (January 2004 – June 2006)
	—	Vice Chairman with management responsibility for Fixed Income, Currency and Commodities (FICC) and Equities Divisions (April 2002 – January 2004)
	—	Co-head of FICC (1997 – April 2002)
	—	Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

Other Professional Experience and Community Involvement

■	Member, Dean’s Advisory Board, Harvard Law School

■	Member, Dean’s Council, Harvard University

■	Member, Advisory Board, Tsinghua University School of Economics and Management

■	Member, Board of Overseers, Weill Medical College, Cornell University

■	Member, Board of Directors, Partnership for New York City

Experience and Qualifications

With over 25 years of experience in various positions at Goldman Sachs in New York and London, Mr. Blankfein has extensive knowledge of all aspects of our business, including our risk management practices and our day-to-day operations. Mr. Blankfein uses this firm-specific knowledge and experience in his role as Chairman to guide our Board in its strategic and risk management oversight roles and to keep the Board apprised of significant developments in our business.

Director Biographies	40

Our Directors Qualifications and Experience: Executive Directors

Gary D. Cohn, President and Chief Operating Officer

Director Since: June 2006 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None
Career Highlights
■	Goldman Sachs
	—	President and Chief Operating Officer (or Co-Chief Operating Officer) (June 2006 – Present)
	—	Co-head of global Securities businesses (December 2003 – June 2006)
	—	Co-head of FICC (September 2002 – December 2003)
	—	Co-Chief Operating Officer of FICC, Head of Commodities and other FICC businesses (variously, 1999 – 2002)
	—	Head of Commodities (1996 – 1999)

Other Professional Experience and Community Involvement

■	Trustee, NYU Hospital

■	Trustee, NYU School of Medicine

■	Chairman, Advisory Board, NYU Hospital for Joint Diseases

■	Trustee, Harlem Children’s Zone

■	Trustee, American University

Experience and Qualifications

Over the course of his 20-year career at Goldman Sachs in New York and London, and in his current role as President and Chief Operating Officer, Mr. Cohn has developed broad experience across our firm and brings to our Board substantial insight into the firm’s various business lines and day-to-day operations. Mr. Cohn has particular expertise in commodities and markets, having previously served as a director of the London Metals Exchange and as a member of the Board of Directors and the Executive Committee of the New York Mercantile Exchange and the Commodity Exchange.

Director Biographies	41

Our Directors Qualifications and Experience: Committee Chairs

John H. Bryan, Presiding Director; Chair, Corporate Governance and Nominating Committee

Director Since: November 1999

Committees: Chair, Corporate Governance and Nominating Committee; member of all other standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: BP p.l.c. and General Motors Corporation

Career Highlights

■      Sara Lee Corporation, a global consumer products company

—     Consultant (October 2001 – 2008)

—     Chairman of the Board (June 2000 – October 2001)

—     Chairman of the Board and Chief Executive Officer (1976 – June 2000)

—     Chief Executive Officer (1975 – 1976)

Other Professional Experience and Community Involvement

■	Life Trustee, The University of Chicago

■	Past Chairman and Life Trustee, Board of Trustees of The Art Institute of Chicago

■	Chairman, Board of Directors of Millennium Park, Inc.

■	Past Chairman and current member, The Chicago Council on Global Affairs

■	Past Chairman, Catalyst

■	Past Vice Chairman and current member, The Business Council

Experience and Qualifications

Having served for 25 years at the helm of Sara Lee Corporation, Mr. Bryan brings valuable business experience to our Board. During his tenure at the global consumer products company, Mr. Bryan oversaw Sara Lee’s international expansion, developing a particular expertise in marketing and business development. In addition, through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Bryan has gained in-depth knowledge and expertise in corporate governance and business ethics, which he draws upon in his roles as Presiding Director and Chair of our Corporate Governance and Nominating Committee.

Director Biographies	42

Our Directors Qualifications and Experience: Committee Chairs

Stephen Friedman, Chair, Risk Committee

Director Since: April 2005

Committees: Chair, Risk Committee; member of all other standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Career Highlights
■	Chairman, Stone Point Capital, a private equity firm (June 2005 – Present)
■

Chairman, President’s Intelligence Advisory Board; Chairman, Intelligence Oversight Board, each of which provides independent advice to the President of the United States on matters relating to U.S. intelligence efforts (2006 – 2009)

■	Chairman, Federal Reserve Bank of New York (January 2008 – May 2009)
■	Assistant to the President for Economic Policy; Director of the National Economic Council (2002 – 2004)
■	Senior Partner and Chairman of the Management Committee, Goldman Sachs (retired in 1994, having joined the firm in 1966)

Other Professional Experience and Community Involvement

■	Board member, Council on Foreign Relations

■	Board member, Memorial Sloan-Kettering Cancer Center

■	Trustee, The Aspen Institute

Experience and Qualifications

As Chairman of the private equity firm Stone Point Capital, Mr. Friedman brings substantial experience in the financial services and investment management industries to our Board. Mr. Friedman’s experience includes a lengthy career at Goldman Sachs, where he developed a deep knowledge of our firm and businesses. Having served in various public sector roles, Mr. Friedman offers a seasoned perspective on government, regulation and risk management, which he draws upon in his role as Chair of our Risk Committee.

Director Biographies	43

Our Directors Qualifications and Experience: Committee Chairs

James J. Schiro, Chair, Audit Committee

Director Since: May 2009

Committees: Chair, Audit Committee; member of all other standing committees

Other Current Public Company Directorships: PepsiCo, Inc., REVA Medical, Inc. and Royal Philips Electronics

Other Public Company Directorships within past 5 years: None

Career Highlights
■	Zurich Financial Services, an insurance based finance group
	—	Chairman of the Group Management Board and Chief Executive Officer (May 2002 – December 2009)
	—	Chief Operating Officer – Finance (March 2002 – May 2002)
■	Chief Executive Officer, PricewaterhouseCoopers LLP, a provider of assurance, tax, and business consulting services (1998 – 2002)
■	Chairman and Chief Executive Officer, Price Waterhouse LLP, an accounting firm (1995 – 1998)

Other Professional Experience and Community Involvement

■	Trustee, St. John’s University

■	Member, Advisory Board, Tsinghua University School of Economics and Management

■	Trustee, Institute for Advanced Study

■	Vice-Chairman, American Friends of the Lucerne Festival

Experience and Qualifications

Mr. Schiro has experience in international business, and in particular, global capital markets, developed during his tenure at the helm of Zurich Financial Services, one of the world’s largest insurance groups. As Chief Executive Officer and Chief Operating Officer – Finance at Zurich Financial Services, Mr. Schiro developed both managerial capabilities as well as experience in the review and preparation of financial statements, which he draws upon in his role as Chair of our Audit Committee. He also brings solid financial and banking acumen gained from his role as Chief Executive Officer and other positions held at PricewaterhouseCoopers LLP. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Schiro has also developed corporate governance expertise.

Director Biographies	44

Our Directors Qualifications and Experience: Committee Chairs

James A. Johnson, Chair, Compensation Committee

Director Since: May 1999

Committees: Chair, Compensation Committee; member of all other standing committees

Other Current Public Company Directorships: Forestar Group Inc. and Target Corporation

Other Public Company Directorships within past 5 years: Gannett Co., Inc., KB Home, Temple Inland and UnitedHealth Group Inc.

Career Highlights

■       Vice Chairman, Perseus LLC, merchant banking and private equity firm (April 2001 – Present)

■       Johnson Capital Partners, a private investment company

—     Chairman and Chief Executive Officer (January 2000 – March 2001)

—     Consultant (March 2001 – Present)

■       Fannie Mae

—     Chairman of the Executive Committee (1999)

—     Chairman and Chief Executive Officer (February 1991 – 1998)

—     Vice Chairman (1990 – February 1991)

Other Professional Experience and Community Involvement

■	Chairman Emeritus, John F. Kennedy Center for the Performing Arts

■	Member, Council on Foreign Relations

■	Member, American Academy of Arts and Sciences

■	Member, American Friends of Bilderberg

■	Honorary Trustee, The Brookings Institution

Experience and Qualifications

As Vice Chairman of Perseus LLC and through other professional experience in financial services, Mr. Johnson brings extensive knowledge of the financial services and investment management industries to our Board. In addition, Mr. Johnson offers deep insight into governmental affairs and the regulatory process, gained from, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale, including as the Vice President’s Executive Assistant. Through his service on the boards of directors of numerous other public companies (including as chair of several compensation committees) and not-for-profit entities, Mr. Johnson has also developed expertise in corporate governance, and executive compensation in particular, which he brings to his role as Chair of our Compensation Committee.

Director Biographies	45